                                                                   EXHIBIT 10.42
                             FORBEARANCE AGREEMENT
                             ---------------------


                                 July 26, 2001


Via Facsimile and Overnight Delivery
-------------------------------------

Sheffield Steel Corporation
220 N. Jefferson
Sand Springs, Oklahoma 74063
Attn:  Mr. James P. Nolan

     Re: $30,000,000.00 Receivables and Financing Agreement dated as of January 16, 1992 between and among Sheffield Steel Corporation, f/k/a HMK Industries of Oklahoma, Inc., by merger to Sheffield Steel Corporation-Sand Springs and Sheffield Steel Corporation-Joliet and Bank of America, N.A., by merger as successor in interest to NationsBank of Georgia, N.A., (the "Lender"), as amended by that certain First Amendment To Financing Agreement dated as of August 13, 1993, as amended by that certain Second Amendment To Financing Agreement dated as of November 1, 1993, as amended by that certain Third Amendment To Financing Agreement dated as of December 12, 1994, as amended by that certain Fourth Amendment to Financing Agreement dated as October 30, 1995, as amended by that certain Fifth Amendment to Financing Agreement dated as of April 19, 1996, as amended by that certain Sixth Amendment to Financing Agreement dated as of December 1, 1997, as amended by that certain Seventh Amendment to Financing Agreement dated as of 1 December 1997, as amended by that certain Eighth Amendment to Financing Agreement dated as of 13 April 1999; as amended by that certain Ninth Amendment dated as of July 31, 1999, as amended by that certain Tenth Amendment dated as of April 29, 2000, as amended by that certain Eleventh Amendment dated as of February 28, 2001 (as in effect on the date hereof and as may be hereafter amended or modified, and collectively referred to herein, as the "Financing Agreement").

                                                                   EXHIBIT 10.42
Mr. James P. Nolan
July 26, 2001
Page 2

Dear Mr. Nolan:

     Capitalized terms used in this letter and not otherwise defined or limited herein shall have the meanings attributed to such terms in the Financing Agreement. Reference to "Sections" shall be deemed to refer to the corresponding sections of the Financing Agreement. Reference to "Loan Documents" shall be deemed to refer to agreements, amendments and supplements to documents executed in connection with or related to the Financing Agreement, including without limitation mortgage and security agreements, guaranty agreements, pledge agreements, opinions, financing statements and fixture filings, and other like or similar documentation.

     As a result of the Borrower's recent performance and other developments, circumstances exist, and have existed since June 1, 2001, which have resulted in defaults under the Financing Agreement as follows:

     (1) The Borrower's violation of the covenants contained in Sections 4.2(i) through (iii) of the Financing Agreement;

     (2) The Borrower's violation of the covenants contained in Section 8.7, 8.10, 8.11, and 8.13 of the Financing Agreement; and

     (3) The Borrower's violation of the covenants contained in Section 6.01 of the Indenture dated as of December 1, 1997 between Sheffield Steel Corporation and State Street Bank and Trust Company, Trustee (the "Indenture") as defined as an Event of Default in the Financing Agreement.

     As a result of the Borrower's failure to perform its obligations under the Financing Agreement and the Loan Documents and other defaults as indicated above (the "Specified Events of Default"), an Event of Default has occurred and is currently continuing under the express terms of the Financing Agreement and the Indenture. Other Events of Default also may exist and may be continuing.

     The Borrower has requested that the Lender forbear from the exercise of its rights and remedies available under the Financing Agreement and the Loan Documents as a result of the occurrence of the Specified Events of Default. The Borrower has also requested that the Lender continue to provide funding to the Borrower under the terms of the Financing Agreement beyond the amount currently outstanding under the Financing Agreement.

     The Lender is willing to grant such forbearance and to continue to make funds available to the Borrower, but only upon the terms and subject to the conditions and limitations set forth herein.

Mr. James P. Nolan
July 26, 2001
Page 3

     This forbearance agreement (sometimes hereafter referred to as this "Agreement" or "Letter Agreement") is to advise you that for the period beginning as of July 11, 2001 and ending on August 31, 2001 (hereinafter referred to as the "Forbearance Period"), the Lender, without waiving, curing or ceasing the continuance of the Specified Events of Default, hereby agrees to forbear from the exercise of its rights and remedies available under the Financing Agreement and the Loan Documents on account of the Specified Events of Default and to continue to provide funding to the Borrower in accordance with the terms of this Letter Agreement; provided, however, that the forbearance and
                                    --------  -------
continued advance of funds pursuant to the Financing Agreement shall be effective only with respect to specifically enumerated Specified Events of Default and shall automatically terminate and cease to be of force and effect, and the Lender may exercise all of the respective rights and remedies as may be available under the Financing Agreement and the Loan Documents and under applicable law, upon or after the occurrence of any of the following events (individually a "Forbearance Default" and, collectively, the "Forbearance Defaults"):

     1. The Borrower terminates the retention of the currently employed financial advisor and the concurrent failure to engage another financial advisor reasonably acceptable to the Lender prior to the end of the Forbearance Period;

     2. The Borrower on the days and in the formats currently being provided to the Lender, shall fail to provide to the Lender revised weekly cash flow projections for a forward looking sixteen week period, such projections to include without limitation the impact of extended supplier payment terms, actual or proposed cost reductions and proceeds of proposed asset dispositions;

     3. The Borrower fails to provide the Lender with a revised financing proposal or commitment letter from Foothill Capital Corporation ("Foothill") on or before August 10, 2001 which revised proposal or commitment letter shall delete subparagraph i. of Paragraph 9 of the proposal letter from Foothill dated May 30, 2001;

     4. The Borrower makes any payments during the term of this Agreement on account of the First Mortgage Notes or the Indenture; and

     5. Any additional defaults other than the Specified Events of Default arise under the Financing Agreement, the Loan Documents and/or the Indenture.

     The Borrower acknowledges that Lender as the result of a recently conducted field examination implemented a reserve in the amount of approximately $1,000,000 as provided for in Section 2.1 of the Financing Agreement (the "Reserve"). Lender has released the Reserve as of the date of this Letter Agreement. The Borrower understands, acknowledges and agrees to that the Reserve shall be reinstated as follows:

     1.  $500,000 on July 31, 2001; plus

Mr. James P. Nolan
July 26, 2001
Page 4

     2.  $500,000 on August 31, 2001.

     In the event of an additional Default or Events of Default hereafter, Lender reserves the right to reinstate the entire Reserve in its absolute discretion, without notice to Borrower.

     The Borrower further understands and acknowledges that there are no further borrowings and Advances available under the Financing Agreement other than the borrowings and Advances which may be made available in accordance with the terms of this Agreement. To obtain such additional borrowings and Advances, the Borrower understands, acknowledges and agrees to the following modifications to the terms of the Financing Agreement:

     1. Loans under Section 2.1 of the Financing Agreement outstanding at any one time shall not exceed $35,000,000;

     2. Loans outstanding at any one time against Eligible Inventory as provided for in Section 2.1 of the Financing Agreement shall not exceed $24,000,000;

     3. The interest rate provided for in Section 2.2 of the Financing Agreement will be calculated monthly, beginning as of July 1, 2001, at a fluctuating annual rate of interest equal to one and one/half percent (1.5%) plus the Prime Rate;

     4. The choice of interest rate options provided under Section 2.2 of the Financing Agreement, including without limitation Eurodollar Rate Loans, will not be available and are hereby terminated and Loans and Advances hereafter shall be Prime Rate Loans at the rate provided for herein; and

     5. The termination fee as provided for in Section 2.6 of the Financing Agreement shall be reduced to $100,000 upon Lender's receipt in cash of payment of all Obligations due and otherwise owing to the Lender under the Financing Agreement plus the $100,000 fee provided for herein on or before August 31, 2001.

     The undertakings of the Lender and the Forbearance Period provided for herein shall not become effective unless and until the Borrower has returned a counterpart of this letter, duly executed by their appropriate representatives, to the Lender prior to 5:00 p.m. Atlanta time on July 27, 2001.

     During the Forbearance Period and provided no Forbearance Default exists, and further provided that the terms and conditions of this Letter Agreement are satisfied, the Lender agrees that it will not accelerate the indebtedness owed to the Lender under the Financing Agreement or otherwise exercise its rights and remedies as a result of the Specified Events of Default outlined herein. Additionally, and subject to the Borrower

Mr. James P. Nolan
July 26, 2001
Page 5

abiding by the terms of this Letter Agreement and the non-occurrence of any Forbearance Default, the Lender will continue to make funding available to the Borrower pursuant to the terms and conditions contained in this Letter Agreement.

     The Borrower and the Lender hereby agree that the decision by the Lender to grant the forbearance and to continue funding the Borrower as outlined herein is not and shall not be deemed to constitute an undertaking by the Lender to forbear or refrain at any time from halting Loans to, and/or use of cash collateral in favor of, the Borrower and from exercising any and all rights and remedies available to it under the Financing Agreement or any of the Loan Documents or under applicable law upon the occurrence of any Forbearance Default or the failure to comply with any terms of this Letter Agreement. Additionally, notwithstanding the agreement of the Lender to enter into this Letter Agreement, the Lender hereby advises the Borrower that, except to the extent of the Lender's forbearance expressly referenced herein through the Forbearance Period Specified in this Letter Agreement, the Lender requires strict compliance with all of the terms and conditions of the Financing Agreement and each of the Loan Documents; provided, however, that the Lender, shall not be required to issue any notices otherwise required by the Financing Agreement or the Loan Documents with respect to the Specified Events of Default during the term of this Agreement.

     The Borrower further acknowledges and agrees that: (i) the Specified Events of Default have occurred and are continuing, and shall not be deemed to have been waived, cured or eliminated, in whole or in part, by this Letter Agreement, and the Lender expressly reserves all rights with respect to the Specified Events of Default, subject only to the terms in this Letter Agreement; (ii) the Borrower ratifies and reaffirms all of the terms and conditions of the Financing Agreement and the Loan Documents, including its liability for the Obligations as defined therein; (iii) the parties have not entered into a mutual disregard of the terms and provision of the Financing Agreement or the Loan Documents, or engaged in any course of dealing in variance with the terms and provisions of the Financing Agreement or the Loan Documents, within the meaning of any applicable law of the State of Georgia, or otherwise; (iv) as of July 16, 2001, principal in the amount of $26,960,701.26 (inclusive of $3,405,853.00 in issued and outstanding letters of credit), plus accrued interest and applicable fees and expenses were due and owing by the Borrower under the Financing Agreement.

     The Borrower acknowledges and agrees, upon the request of the Lender, (i) to promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by the Borrower, or any employee or officer thereof, and (ii) at its expense, respectively, to promptly execute and deliver to the Lender, or cause to be executed and delivered to the Lender, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out therein or in any of the Loan

Mr. James P. Nolan
July 26, 2001
Page 6

Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be requested by the Lender.

     This Letter Agreement, taken together with the Financing Agreement and all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and such Letter Agreement may not be amended or modified and the Forbearance Period extended unless agreed to in writing executed by all parties signatory to this Letter Agreement or as may otherwise be provided for under the terms of the Financing Agreement and the other Loan Documents. This Letter Agreement, and any amendments, waivers, consents or supplements hereto may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Time is of the essence for performing all matters set forth in this Letter Agreement. This Letter Agreement shall constitute a Loan Document for all purposes under the Financing Agreement.

                                      Very truly yours,

                                      BANK OF AMERICA, N.A.


                                      By: /s/ Stuart A. Hall
                                         ---------------------
                                      Name: Stuart A. Hall
                                           -------------------
                                      Title:  Vice President
                                            ------------------
BORROWER:

Read, consented and agreed to
this 27th day of July, 2001

SHEFFIELD STEEL CORPORATION

By: /s/ Stephen R. Johnson
   ----------------------
Name: Stephen R. Johnson
     -------------------
Title: Vice President & Chief Financial Officer
      ----------------------------------------